Exhibit 99.2
Q4 2022 NORDSTROM EARNINGS CALL | PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon, everyone. Thank you for joining us today.
For the fourth quarter, we delivered net sales of $4.2 billion and earnings per share of 74 cents. Looking back on the fiscal year, revenue increased 5 percent from 2021, and adjusted EBIT margin was in line with last year at 3.3 percent.
We saw customers starting to pull back in late June, primarily in Nordstrom Rack, and this trend continued through the holiday season. Across both banners, the softening trend was more pronounced in customers with lower income profiles.
Given the uncertain environment, we are executing with agility. We took actions starting in Q3 to clear excess inventory and optimize our product mix. As a result, we are now in a much healthier position, with inventory levels down 15 percent from last year, and in line with 2019 levels. While this was the right strategy to better position our inventory levels for 2023, we implemented more markdowns than we had initially planned to achieve our goal. This was compounded by the softening trend, excess inventory levels and promotional intensity in our sector. As a result, our margins were lower than expected in the fourth quarter.
Despite this, I’m pleased that our supply chain initiatives delivered efficiency and lower per unit cost in Q4, resulting in more than 200 basis points of SG&A rate improvement even with lower sales leverage and ongoing inflationary pressures.
At the same time, we remain committed to driving more profitable long-term growth. We are looking across our business and operations with this clear mindset, to ensure we are deploying our financial resources and talent against the opportunities where we are best positioned to win in the medium and long term. With this in mind, we have decided to wind down our Canadian business over the next few months to simplify our operations and increase our focus on our core US business.

We entered Canada in 2014 because we believed it presented a compelling opportunity and we are grateful for the many customer relationships we have built over the years. Despite our team’s best efforts, including multiple initiatives to improve our outcomes, our Canadian business has not been profitable. The impact from COVID drove further losses, with no realistic path to sustainable profitability.
Canada accounts for less than 3 percent of our total sales, and we believe we will benefit from a sharper focus on our US business. Michael will provide more detail on the one-time charges related to this decision and the impact on our sales and profitability going forward.
While we are confident in our decision, it was a difficult one to make and we recognize the personal impact on our employees. We are committed to treating our Canadian employees with fairness and respect. We are establishing an employee trust that will provide additional benefits for employees during the wind-down period. I have the deepest appreciation for the talent and passion of our great team in Canada. I want to sincerely thank them for their dedication to customers and the service they have provided over the years.
More than ever, I believe Nordstrom is uniquely positioned to meet the changing needs of our customers. With our two powerful, interconnected brands, the breadth of our products, styles and prices, and most of all, our unwavering passion for customer service, we have a durable foundation for growth.
We are taking clear actions in 2023 to expand market share and improve our profitability. It starts with our loyal customer base, our greatest asset. We acquired approximately 10 million new customers in 2022 and added 2.5 million new Nordy Club members. We are committed to building on these successes while delivering on our legacy of service across physical stores and digitally, as the customer experience continues to evolve to be even more omnichannel. This is critical to driving engagement and attracting more customers.
In addition to improving the customer experience, we are focused on three specific priorities to drive better financial performance in 2023: 1) Improving Nordstrom Rack performance; 2) Increasing our inventory productivity and 3) Continuing to advance our supply chain optimization initiatives. I'll address each of these briefly, then Pete will go into more depth on some of our initiatives in support of these priorities.

Starting with Nordstrom Rack, sales in Q4 declined 8 percent versus last year as we saw consumers pull back spending. We estimate that a little over half of the decrease was driven by specific actions we took to improve profitability, namely eliminating costly Rack store-based order fulfillment, and raising the minimum order amount to receive free ship-to-store delivery on NordstromRack.com. These actions reduced order cancellations, simplified Rack operations, and improved profitability, but negatively impacted topline growth at the Rack. We also cleared out older and unproductive inventory, giving us increased open-to-buy and therefore greater flexibility to improve our merchandise assortment as we enter 2023.
We are committed to improving both our top and bottom-line performance at Nordstrom Rack in three ways. First, and most importantly, we are prioritizing 100 nationally recognized strategic brands to help us drive sales and grow market share. Simply put, we know we win with customers at the Rack when we deliver great brands at great prices. We believe strong brand recognition drives outsized customer engagement, and these brands are proven performers, many of which are not widely available in the off-price space. By increasing inventory turns at the Rack, we can increase the flow of these great brands and give customers newness each time they visit us.
Second, we are expanding our reach and convenience for customers by opening 20 new Rack stores this year. Rack stores continue to be our largest source of new customer acquisition, accounting for more than 40 percent of newly acquired customers in 2022. Our Rack store fleet is underpenetrated, and we have an opportunity to attract more customers and drive profitable growth through a proven model as we expand our reach with more new stores.
Third, we will drive greater engagement and higher profitability at NordstromRack.com. Our digital capabilities are unique in the off-price space, and we see opportunities to leverage our digital assets to increase engagement with Rack customers. We will also continue to optimize the operational model for improved profitability, as we did by discontinuing store-based fulfillment of NordstromRack.com orders.

Moving now to our second priority for 2023: inventory productivity. Better inventory discipline across our operations provides customers with relevant and new assortments from the world’s best brands. We also have a significant opportunity to improve our earnings and returns on invested capital through increased productivity from our merchandise inventory, our largest annual investment. The substantial disruptions and volatility in our business over the past three years had a significant impact on our inventory management and outcomes, including buy plans, receipt flows, stock levels, markdowns and turns. As supply chains have stabilized, we have an opportunity to return to pre-pandemic norms across these elements of our inventory management.
Finally, let’s turn to our third priority of supply chain optimization. We made great progress in 2022 on our supply chain initiatives, which drove improvement in our SG&A rate, despite lower sales leverage and continued inflationary pressure. Pete will provide highlights from our work in 2022. This year, we will build on our momentum to further improve the customer experience while driving greater expense efficiency. We’re continuing to scale our West Coast Omnichannel Center, and we are building productivity across our network. Improvements in inventory turns and flow also continue to help reduce supply chain costs.
The past three years have been the most challenging and unpredictable for our industry in more than a generation. We are incredibly proud of the way our people navigated the unprecedented circumstances while remaining true to our core values. As we enter 2023, we are ready to move forward. We have a clear set of priorities that we expect will drive improved performance in the near term, while positioning us for longer-term profitable growth. We have made difficult decisions to increase our focus on executing against those priorities in our core business. We have a strong balance sheet and healthy cash flows. And we remain committed to putting the customer at the center of everything we do.
With that, I'll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik, and good afternoon, everyone.
I’d like to talk about our merchandise performance during the fourth quarter, then follow up with highlights from the workstreams under each of the three focus areas Erik discussed.
Starting with merchandise performance…
•We prioritized getting to healthy inventory levels by year end, and taking additional markdowns to do so impacted our results in most categories.
•That said, we saw areas of strength in the quarter. We were pleased to see strength in Men’s Apparel which was up versus last year and at 2019 levels, particularly in dresswear as people shopped for special occasions and updated their return-to-office looks.
•At the Rack banner, Beauty grew high single digits as consumers responded well to our expanded offering with brands like MAC and Clinique.
•To illustrate our efforts to get to a cleaner inventory position, seasonal categories including outerwear, sweaters and boots had strong sell-through, with ending inventory levels 30 percent less than prior year.
•After a robust start to 2022, our Designer business softened in the back half, and we are reviewing our inventory positions to adjust where needed to improve productivity.
•At the Nordstrom banner, we’re making progress on delivering selection, relevance and inspiration to our customers by partnering with brands in alternative ways. We grew our sales through unowned inventory models by 10 percent over the last year, and they now make up 12 percent of GMV at the Nordstrom banner.

•We continue to scale our Nordstrom Media Network, which grew over 50 percent versus last year. In the fourth quarter, we expanded our advertising offering to brands and categories adjacent to Nordstrom, launched offsite partnerships with TikTok and Pinterest, and scaled onsite advertising with display ads on Nordstrom.com. Our brand partners value the opportunity to connect with our highly engaged and loyal customers with a strong return on ad spend, particularly as advertisers look to diversify their media mix.
Now on to our initiatives.
As Erik mentioned, we’re focused on improving Rack performance, and one of the initiatives to drive sales and faster inventory turn is prioritizing 100 strategic brands that are well known and loved across the US, but also have room to grow in the off-price space. Strategic brands have better productivity than other brands in terms of average selling price and monthly sell-through. These include many brands we carry at the Nordstrom banner. As we’ve previously mentioned, 90% of the top 50 brands at Nordstrom are also carried at Nordstrom Rack. Looking forward, our healthier inventory levels provide us an open-to-buy position and we are leaning into strategic brands. While these brands accounted for half of Rack sales in 2022, they make up 60 percent of our on-order for the first half of 2023. We’re still on track to have the Rack assortment in a good place by mid-2023. With more open-to-buy and access to great brands, especially in the current environment, we are well positioned to deliver a more constant stream of newness and improve inventory flow.
A second initiative at Rack is to expand our reach with new stores as part of our Closer to You strategy. We are encouraged by the results of our three newest stores, which have exceeded our expectations and performed better than the fleet average in terms of sales productivity. This proof point gives us further confidence in the product mix we’re working towards and the opportunity for improvement in our overall Rack business through greater focus on strategic brands, newness and inventory flow.

The third initiative with Rack is driving greater customer engagement and profitability at NordstromRack.com. By increasing the penetration of strategic brands online and leveraging our digital marketing capabilities, we will drive traffic and sales both at NordstromRack.com and in our stores. We also continue to drive omnichannel engagement across banners. For example, one in five Nordstrom.com “buy online, pick up in store” orders are actually picked up at our Rack stores, after we launched this service just three years ago.
The second area of focus across both banners is increasing our inventory productivity. This started with entering 2023 in a healthier inventory position. Looking forward, we have conservative buy plans in place, consistent with our outlook for continued macroeconomic pressure on consumer spending. We are also maintaining increased reserves against our buy plans, which enables us to be opportunistic in-season. And we are planning for faster inventory turns, with an increase of at least 10 percent over 2022, to drive newness and flow while also increasing the return on our inventory investment.
We are also enhancing our capabilities to manage inventory with greater precision at the unit level through investments in RFID and the shift to cost accounting for internal merchandising. These capabilities will help us deliver a fresh and relevant assortment at the store level for our customers. It will also improve our ability to buy, allocate and track merchandise across our network, provide us greater visibility into profitability at the unit level, increase efficiency and reduce shrinkage.
Our third focus area, continuing to enhance our supply chain capabilities, is also an essential part of our Closer to You strategy. We built momentum throughout 2022 on several initiatives to improve the customer experience and our profitability, despite ongoing cost pressures. I’ll highlight a few:
•We made significant progress in optimizing our unit flow from suppliers to customers by both changing some of our ordering practices as well as partnering with suppliers on shipment standards and we’ll be rolling this out further this year.

•We improved productivity and throughput in our distribution and fulfillment centers by more than 20 percent through better unit flow, focusing on team member retention, and leveraging data for scheduling and training.
•Lastly, we increased delivery speed from click to delivery overall. For instance, our share of orders delivered within 4 days or less is up 40 percent from last year.
These actions will continue to improve the customer experience, increase sell-through and reduce markdowns by allowing us to place the right assortment with the right depth closer to the customer. We expect to see further benefits from these efforts as well as from additional supply chain actions throughout 2023.
In closing, we are entering 2023 positioned for increased agility, and are focused on our key priorities for improving the customer experience and our profitability. We especially want to thank our team for their ongoing commitment to helping our customers feel good and look their best.
With that, I’ll turn it over to Michael to discuss our financial results.

MICHAEL MAHER | INTERIM CHIEF FINANCIAL OFFICER
Thank you, Pete. I’ll begin with our fourth quarter results, and then walk through our outlook for fiscal 2023.
For the fourth quarter, we reported earnings per share of 74 cents. Net sales and GMV each decreased 4 percent. For the full year, total revenue, net sales and GMV were all up 5 percent.
In Q4, Nordstrom banner sales decreased 2 percent and GMV decreased 3 percent versus last year. Nordstrom Rack sales decreased 8 percent, with a little over half of this decrease attributable to the elimination of Rack store fulfillment starting in the third quarter.
Digital sales decreased 13 percent this quarter, including an estimated 500 basis point impact from eliminating Rack store fulfillment and sunsetting Trunk Club earlier in 2022.

Gross profit as a percentage of net sales decreased 525 basis points, primarily due to higher markdowns as we prioritized right sizing inventory to start fiscal 2023 in a healthier position.
Ending inventory decreased 15 percent from a year ago, compared to a 4 percent decrease in fourth quarter sales. We remain committed to a disciplined approach to inventory management in 2023, with a goal of improving turns by at least 10 percent.
Despite lower sales than last year, total SG&A as a percentage of net sales decreased 240 basis points in the fourth quarter primarily due to supply chain expense efficiencies. As with last quarter, we’re pleased with the progress we made on our supply chain optimization initiatives, despite labor and transportation cost pressures. We expect these initiatives will continue to deliver significant benefits in 2023.
EBIT margin was 4.5 percent for the fourth quarter. For the year, EBIT margin was 3.1 percent, and adjusted EBIT margin was 3.3 percent.
We have a strong balance sheet and financial position, ending the fourth quarter with $1.5 billion in available liquidity, including the full $800 million available on our revolving line of credit.
Turning to our 2023 outlook, I’ll start by discussing the macroeconomic backdrop and the related assumptions underlying our guidance.
We expect that elevated inflation and rising interest rates will continue to weigh on consumer spending, especially in the first half of the year. We also anticipate continuing inflationary pressure on our expenses, especially labor and transportation costs. However, we also expect global supply chain disruptions to continue to dissipate, benefiting inbound freight costs and inventory flow.
Taking these factors into consideration, for fiscal 2023, we expect revenue to decline 4 to 6 percent versus 2022. This outlook includes two significant items worth calling out. The first is an approximately 2.5 percentage point negative impact from the wind-down of our Canadian operations, which delivered sales of approximately $400 million in 2022. The second is an approximately 1.3 percentage point positive impact from the 53rd week in fiscal 2023, which we expect will add approximately $200 million in sales to the fourth quarter.

Next, I’ll highlight three factors that shape our outlook between the first and the second half of 2023.
•Year-over-year sales comparisons will be more difficult in the first half against our stronger first half in 2022, with more favorable comparisons expected in the second half.
•In addition, one week of the Anniversary Sale will shift from the second quarter into the third quarter this year. This will negatively impact second quarter sales, and positively impact third quarter sales, by approximately 200 basis points.
•We expect improvements in our business to build into the second half, especially in the Rack as our merchandise assortment continues to improve and we open new stores. We will also lap the impact of discontinuing Rack store fulfillment of online orders beginning in the third quarter.
As a result of these factors, we expect revenue to decrease by a low double-digit percentage in the first half, and to increase by a low single-digit percentage in the second half, versus 2022.
We expect the wind-down of our Canadian operations to result in one-time pre-tax charges of $300 million to $350 million in the first quarter of 2023, primarily related to the write-off of our investment in Nordstrom Canada. These charges will reduce our first quarter and full year earnings per share by approximately $1.40 to $1.60.

Excluding these charges, we expect an adjusted EBIT margin of approximately 3.7 to 4.2 percent for the full year, versus 3.3 percent in 2022. Our forecast assumes that adjusted EBIT margin expansion will be driven primarily by gross margin improvements from our focus on inventory productivity, especially in the second half of the year, when compared to the elevated markdowns we took in 2022. The wind-down of Canadian operations will also improve EBIT, excluding one-time charges, by approximately $35 million, with most of the associated 20 basis points of EBIT margin improvement reflected in buying and occupancy costs as part of our gross profit margin. Continued progress on our supply chain optimization initiatives will help partially mitigate SG&A expense deleverage resulting from lower sales and inflationary cost pressures. Given the previously mentioned sales and gross margin trends, we expect EBIT margin increases in the second half of the year, offsetting decreases from lower sales in the first half of the year. Our plan assumes that first quarter EBIT will be roughly breakeven.
Our effective tax rate is expected to be approximately 32 percent for the fiscal year, which includes an estimated 500 basis point impact from the one-time Canada charges. Our tax rate excluding this impact is expected to be approximately 27 percent.
We expect earnings per share of 20 cents to 80 cents. Excluding charges related to the wind-down of Canadian operations, we expect adjusted earnings per share of $1.80 to $2.20. Our earnings per share projections exclude the impact of share repurchases, if any.
Shifting to capital allocation, our priorities remain unchanged. Our first priority is investing in the business to better serve our customers and support long term growth. We’re planning capital expenditures of 3 to 4 percent of net sales, primarily for investments in supply chain and technology capabilities.
Our second priority is reducing our leverage. We remain committed to an investment grade credit rating through a combination of earnings improvement and debt reduction. We ended the year at 3.1 times and continue to target a leverage ratio below 2.5 times.

We continue to return cash to shareholders. Earlier this week, our board of directors declared a quarterly cash dividend of $0.19 per share. In addition, during fiscal 2022, we repurchased approximately $62 million of our stock at an average price of $22 per share. We have $438 million remaining on our current share repurchase authorization. We will continue to take a measured approach to share repurchases, aligning with our cash flow and market conditions.
As you’ve heard today, we are taking significant steps to execute with agility given the continued challenging macroeconomic backdrop. We are prioritizing initiatives that will drive greater profitability through improved performance at Rack, a disciplined approach to increase inventory productivity, and continued progress on our supply chain optimization efforts. We are confident in our ability to navigate through economic uncertainty and remain excited about the future of our business and our ability to deliver significant shareholder value over time.